Exhibit 99.1
Chart Industries Reports Third Quarter 2006 Results
Expected EPS for the Year Revised Upward
•	Net sales of $142.8 million were up 35% compared to $105.8 million in the third quarter of 2005.

•	Net income was $6.9 million, or $0.34 per diluted share, for the third quarter of 2006. Pro forma net income per diluted share for the quarter would have been $0.27 after giving effect to the shares issued in the Company’s initial public offering.

•	Gross profit of $39.4 million was up 31% compared to $30.1 million in the third quarter of 2005 and operating income of $16.9 million was up 35% compared to $12.5 million for the same quarter in 2005.

•	Backlog of $260.0 million at September 30, 2006 declined 6% from June 30, 2006, as a result of lower orders during the quarter, but was up 31% compared to $198.8 million at September 30, 2005.
Cleveland, Ohio — November 9, 2006 — Chart Industries, Inc. (NASDAQ: GTLS), a leading independent global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases, today reported results for the third quarter ended September 30, 2006.
“Our 2006 third quarter sales increased 35% over the corresponding quarter in 2005, reflecting strong sales for our Energy & Chemicals and Distribution & Storage business segments,” stated Sam Thomas, President and Chief Executive Officer of Chart Industries, Inc. (“Chart” or the “Company”). “Net income for the third quarter 2006 was $6.9 million, or $0.34 per diluted share, based on 20.4 million weighted average shares outstanding, compared with $7.2 million, or $1.28 per diluted share, based on 5.6 million weighted average shares outstanding in the third quarter of 2005. After giving effect to the shares issued in the Company’s initial public offering, net income per diluted share would have been $0.27 on a pro forma basis for the quarter.
“While backlog at September 30, 2006 declined by 6% compared with backlog at June 30, 2006, it was up by over 30% compared with backlog at September 30, 2005,” Mr. Thomas further stated. “Orders in the third quarter of 2006 totaled $127 million, compared with $150 million in the second quarter of 2006 and $127 million in the third quarter of 2005. The decline in backlog for the quarter, compared to the second quarter of 2006, was attributable to a delay in large orders in our Energy & Chemicals business. While the order flow for this business is sometimes difficult to forecast on a quarterly basis, we continue to be optimistic about its future growth.
“Our gross profit was higher by $9 million, or 31%, primarily driven by higher sales volume,” continued Mr. Thomas. “Our gross profit margin for the 2006 third quarter was favorably impacted by continued improvements in both our Distribution & Storage and BioMedical segments, but overall our gross margin was down about 1 percentage point to

28%, compared with the third quarter of 2005. While our Energy & Chemicals gross margin improved in the third quarter over the second quarter of this year, it was still below the normal margin levels for this business and the third quarter of 2005, as a result of the two difficult field installation projects reported on last quarter that have carried over into this quarter. We believe good progress is being made on these projects and the costs to complete are consistent with our expectations. While we do expect reimbursement in the future for certain costs incurred for these projects, we will not recognize the related income until the reimbursements are reasonably assured.”
The Company’s selling, general and administrative (“SG&A”) expenses were $18.2 million, or 13% of sales, for the third quarter of 2006, compared with $15.5 million, or 15% of sales, for the same quarter in 2005. The increase in SG&A expenses in the third quarter of 2006 was mostly attributable to higher employee-related and infrastructure costs to support the business growth, higher medical costs and Sarbanes-Oxley implementation costs. Also included in SG&A expenses was $2.3 million of income related to the settlement of a Hurricane Rita insurance claim for losses incurred primarily in 2005 at our Energy & Chemicals New Iberia, Louisiana manufacturing facility.
Amortization expense for the third quarter of 2006 was $4.3 million compared with $1.0 million for the third quarter of 2005. This increase of $3.3 million is attributable to higher amortization for finite-lived intangible assets recorded at fair value as a result of the acquisition of Chart in October 2005.
Net interest expense and amortization of financing costs for the third quarter of 2006 was $6.5 million, compared with $1.3 million for the third quarter of 2005. The increase was primarily attributable to increased long-term debt as a result of the acquisition.
Income tax expense of $3.4 million for the third quarter of 2006 represented an effective income tax rate of 32.5%, compared with $3.5 million for the third quarter of 2005 at an effective tax rate of 32.8%.
Cash provided by operations for the nine months ended September 30, 2006 increased by 76% to $33.6 million compared to $19.1 million for the same period in 2005. In addition, net debt decreased $64.8 million during the first nine months of 2006 to $267.0 million at September 30, 2006. This decrease is primarily attributable to the use of net proceeds from the Company’s initial public offering and warrant and option exercises to prepay outstanding term debt.
SEGMENT HIGHLIGHTS
Energy & Chemicals (“E&C”) segment sales improved by 71% to $54.4 million for third quarter 2006, compared to $31.8 million for the same quarter in the prior year. This increase resulted primarily from higher volume, particularly large heat exchanger and process systems projects, and the acquisition of Cooler Service in the second quarter of 2006. E&C gross profit increased by $1.5 million to $10.2 million in the third quarter of 2006 primarily as a result of the Cooler Service acquisition. The increase in E&C’s gross profit is net of continued project execution and field installation costs for two process system projects, as disclosed in the second quarter of 2006. These projects are long-term field installation projects, now expected to be completed during the first half of 2007. As a result, E&C’s gross profit margin for third quarter of 2006 was 19%, an improvement over the second quarter of 2006 margin of 15%, but less than the third quarter 2005 gross profit margin of 28%.
Distribution & Storage (“D&S”) segment sales increased for the third quarter of 2006 by 23% to $67.9 million, compared with $55.1 million for the third quarter of 2005. Bulk storage and packaged gas systems sales were stronger primarily due to higher volume resulting from continued growth in the global industrial gas market. Price increases, which were implemented to absorb significantly higher raw material costs, also contributed to the sales growth. D&S gross profit increased by $6.3 million to $21.8 million in the third quarter of 2006, and gross profit margin improved by 4 percentage points to 32% primarily due to higher sales volume, manufacturing productivity improvements, sales mix shifts to higher margin products and, to a lesser extent, the timing of product price increases.
BioMedical segment sales for the third quarter of 2006 increased by 8% to $20.5 million, compared with $18.9 million for the third quarter of 2005. This increase in sales was primarily due to higher demand in international markets for medical respiratory products. BioMedical segment gross profit increased by $1.6 million to $7.4 million in the third quarter of 2006 and the margin improved by 5 percentage points to 36%, which was primarily attributable to productivity improvements and the higher sales volume.
OUTLOOK
Continued growth in sales and operating income is expected over the remainder of 2006 compared with the same period in 2005. The Company’s expected range for net income per share on a weighted average diluted basis for 2006 has been revised upward, including the effect of the insurance settlement, to $1.47 to $1.54 based on 16.6 million weighted average shares outstanding and the expected impact of dilutive options for the year. After giving full effect to the shares issued in the Company’s initial public offering, the expected range for pro forma net income per share on a diluted basis for 2006 has been revised upward to $0.95 to $1.00 based on 25.7 million weighted average shares outstanding on a pro forma basis.
Certain statements made in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning the Company’s plans, objectives, future revenue, earnings or performance, capital expenditures, business trends, and other information that is not historical in nature. Forward-looking statements may be identified by terminology such as “may,” “will,” “should,” “expects,” “anticipates,” “believes,” “projects,” “forecasts,” “continue,” or the negative of such terms or comparable terminology. Forward-looking statements contained in this news release or in other statements made by the Company are made based on management’s expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the Company’s control, that could cause the Company’s actual results to differ materially from those matters expressed or implied by forward-looking statements. These factors and uncertainties include, among others, the following: the cyclicality of the markets which the Company serves; the loss of, or a significant reduction in purchases by, large customers; competition; compliance obligations under the Sarbanes-Oxley Act of 2002; general economic, political, business and market risks associated with the Company’s non-U.S. operations; the Company’s ability to successfully manage its growth; the loss of key employees; the pricing and availability of raw materials; the Company’s ability to manage its fixed-price contract exposure; the Company’s ability to successfully acquire or integrate companies that provide complementary products or technologies; the impairment of goodwill and other indefinite-lived intangible assets; and litigation and disputes involving the Company. For a discussion of these and additional factors that could cause actual results to differ from those described in the forward-looking statements, see the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update publicly or revise any forward-looking statement.
Chart is a leading global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases. The majority of Chart’s products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, the largest portion of which are energy-related. Chart has domestic operations located in eight states and an international presence in Australia, China, the Czech Republic, Germany and the United Kingdom. For more information, visit: http://www.chart-ind.com.
The Company will discuss its third quarter 2006 results on a conference call on November 9, 2006 at 10:30 a.m. ET. Participants may join the conference call by dialing (800) 374-0113 in the U.S. and (706) 758-9607 from outside the U.S. A live webcast presentation will also be accessible at 10:30 a.m. ET at http://www.chart-ind.com. Please log in or dial in five to ten minutes prior to the start time.
A taped replay of the conference call can be accessed by dialing (800) 642-1687 in the U.S. and (706) 645-9291 from outside the U.S. The replay pass code is 1136202. The telephone replay will be available beginning approximately one hour after the end of the call until 11:59 p.m. ET, November 24, 2006.
Contact:
Michael F. Biehl
Executive Vice President,
Chief Financial Officer
and Treasurer
440-544-1244

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(Dollars and shares in thousands, except per share amounts)

	Successor Company		Reorganized Company
	Three Months	Nine Months	Three Months	Nine Months
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,
	2006	2006	2005	2005
Sales	$142,825	$393,032	$105,787	$290,678
Cost of sales	103,385	280,492	75,686	205,747

Gross profit	39,440	112,540	30,101	84,931

Selling, general and administrative expenses	18,208	53,372	15,507	44,005
Amortization expense	4,290	11,385	978	2,520
Transaction expenses	—	—	1,018	1,018
Employee separation and plant closure costs	73	304	200	1,005
Gain on sale of assets	—	—	108	1,347

	22,571	65,061	17,595	47,201

Operating income	16,869	47,479	12,506	37,730

Other (expenses) income:
Interest expense, net	(6,125)	(19,256)	(1,313)	(3,934)
Financing costs amortization	(393)	(1,132)	—	—
Foreign currency (expense) income	26	177	(402)	(550)

	(6,492)	(20,211)	(1,715)	(4,484)

Income from operations before income taxes and minority interest	10,377	27,268	10,791	33,246

Income tax expense	3,372	8,862	3,534	11,480

Income from operations before minority interest	7,005	18,406	7,257	21,766

Minority interest, net of taxes	73	120	29	85

Net income	$6,932	$18,286	$7,228	$21,681

Net income per common share – basic	$0.34	$1.45	$1.35	$4.04

Net income per common share – diluted	$0.34	$1.40	$1.28	$3.88

Weighted average number of common shares outstanding – basic	20,245	12,579	5,372	5,363

Weighted average number of common shares outstanding – diluted	20,398	13,107	5,626	5,593

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in thousands)

	September 30,	December 31,
	2006	2005
ASSETS

Current Assets	$211,901	$173,064
Property, plant and equipment, net	77,777	64,265
Goodwill	245,706	236,742
Identifiable intangible assets, net	150,723	154,063
Other assets, net	13,588	13,672

TOTAL ASSETS	$699,695	$641,806

LIABILITIES & SHAREHOLDERS’ EQUITY

Current Liabilities	$132,892	$104,481
Long-term debt	290,000	345,000
Other long-term liabilities	76,142	75,995

Shareholders’ Equity	200,661	116,330

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$699,695	$641,806

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Dollars in thousands)

	Successor	Reorganized
	Company	Company
	Nine Months	Nine Months
	Ended	Ended
	September 30,	September 30,
	2006	2005
OPERATING ACTIVITIES
Net income	$18,286	$21,681
Depreciation and amortization	16,383	5,970
Share-based compensation expense	1,428	1,799
Other non-cash operating activities	15	432
Changes in operating assets and liabilities	(2,549)	(10,767)

Net Cash Provided by Operating Activities	33,563	19,115

INVESTING ACTIVITIES
Capital expenditures	(13,497)	(10,208)
Acquisition of business	(15,840)	(12,085)
Other investing activities	(31)	1,698

Net Cash Used In Investing Activities	(29,368)	(20,595)

FINANCING ACTIVITIES
Net borrowings on revolving credit facility	—	6,964
Principal payments on debt	(57,354)	(2,353)
Proceeds from initial public offering, net of dividend payments	22,199	—
Proceeds from sale of stock	39,237	873
Deferred financing costs	(854)	—

Net Cash Provided By Financing Activities	3,228	5,484

Net increase in cash and cash equivalents	7,423	4,004
Effect of exchange rate changes on cash	102	(140)
Cash and cash equivalents at beginning of period	15,433	14,814

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$22,958	$18,678